EXHIBIT 99.1

GREKA ENERGY CORPORATION
"Working for Profits"
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                                                                    NEWS RELEASE


                       GREKA ENTERS INTO MERGER AGREEMENT
                   TO SELL ITS COMMON STOCK AT $6.25 PER SHARE

     May 28, 2003. NEW YORK, NEW YORK - Greka Energy Corporation (NASDAQ/NM:
GRKA) announced that the Company and its Chairman, CEO & President, Randeep S. Grewal, entered into a merger agreement whereby Mr. Grewal will acquire all of Greka's outstanding shares not already owned by him for a price of $6.25 per share payable in cash. The closing is subject to certain conditions, such as financing and approval by a majority of the shareholders at a special meeting to be announced by the Company.

     The $6.25 per share cash consideration represents a 69% premium over the $3.70 closing price for Greka's stock on May 19, 2003, the last full trading day prior to Greka's announcement of Mr. Grewal's indication that he is evaluating a "going private" transaction. CIBC World Markets Corp., the independent financial advisor to the Company's special committee consisting of independent directors, rendered a fairness opinion to the special committee.

     The merger agreement and the proposed merger were unanimously recommended to the Company's full Board of Directors by the special committee and were then unanimously approved by the Board (excluding Mr. Grewal who recused himself from the vote). The Board will recommend in the Company's proxy materials that all shareholders vote "FOR" the adoption of the merger agreement and approval of the merger.

     If the transaction is completed, Mr. Grewal contemplates that the shares of common stock would be delisted from trading on the NASDAQ and deregistered with the Securities and Exchange Commission.

Greka is a vertically-integrated energy company with primary areas of activities in California and long-term in China. The Company is principally focused on exploiting the high cash margin created from the relatively stable natural hedge by its crude production and the asphalt market in Central California.

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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.

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FOR MORE INFORMATION CONTACT: Richard A. L'Altrelli ral@grekaenergy.com
(212) 218-4680
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BEIJING                             NEW YORK                         SANTA MARIA